Exhibit 99.1

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

FIRST INDIANA BANK

Moderator: Bob Warrington
April 18, 2007
1:00 pm CT

Operator:	Good afternoon my name is (Tamara) and I will be your conference operator today. At this time I would like to welcome everyone to the First Indiana Corporation First-Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a Question & Answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you.

Mr. Warrington, you may begin your conference.

Bob Warrington:	Thank you (Tamara).

Welcome and, as always, thank you for joining us. We appreciate the opportunity to share our quarter-end results and observations with you. With

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

me today are (Beth Copeland), our Communications Director; and (Bill Brunner), our Chief Financial Officer.

First, (Beth Copeland) will address forward-looking statements; and secondly, (Bill Brunner) will review selected financials; and I’ll provide some remarks. Following that we’ll be glad to answer any of your questions.

(Beth)?

(Beth Copeland):	This conference call may contain forward-looking statements concerning First Indiana’s future operations and financial results. Such statements are based on Management’s views and expectations as of today based on information presently available to Management.

These statements are subject to numerous risks and uncertainties as described in our Form 10K and other filings with the Securities and Exchange Commission; and as a consequence, actual results may differ materially from those anticipated by the forward-looking statements. First Indiana undertakes no duty to update forward-looking statements.

Now, (Bill) will review a few of our financials for the first quarter of '07.

(Bill Brunner):	Good afternoon.

First Indiana’s net income for the first quarter of 2007 was $6,022,000 or 36 cents per diluted share. This compares to earnings for the first quarter of 2006 from continuing operations of $5, 910,000 or 35 cents per diluted share.

Annualized return on average assets for the first quarter of 2007 was 1.16% and the annualized return on average equity was 13.51%.

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

Total loans at March 31, 2007 were $1,676 million compared with $1,695 million at December 31, 2006; and $1,568 million at March 31, 2006.

Commercial loan outstandings were $944 million at March 31, 2007 compared with $938 million at December 31, 2006 - an increase of $5.7 million.

We are pleased with this growth considering earlier in the quarter we announced the sale of an $8 million non-performing credit. The consumer and residential loan portfolio was decreased in the first quarter. The consumer portfolio reflects slower loan originations and a smaller pipeline of loans held for sale.

The residential portfolio’s decline is consistent with the strategy to originate and sale conforming-loan production through the joint venture.

Deposits for the first quarter of 2007 averaged $1,598 million up from $1, 385 million for the same period the previous year. However, deposits were down $20 million when compared to the fourth quarter of 2006. Such a decline has been seasonal in nature and this year’s decline was less severe than experienced in previous years.

The net interest margin was 3.75% for the first quarter of 2007 compared with 3.65% for the fourth quarter of 2006, and 3.61% for the third quarter of 2006.

The net interest margin is a bit inflated this quarter due to the net effects of an interest recovery on a previously charged-off loan partially offset by the non-accrual status of the credit that was sold in March. These two items account for 12-basis points.

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

The run-rate margin was 3.63% for the quarter, consistent with previous quarters.

No provision for loan losses was taken in the first quarter. The credit metrics remain strong and charge-offs for the quarter were $1.1 million, or 26-basis points on an annualized basis.

Non-interest income in the first quarter was $6.3 million, modestly down from the previous quarters of $6.5 million.

Over the past three years, deposit fees, particularly overdraft fees, have declined in the first quarter of the year. This year’s decline was less severe by approximately 50% than what was experienced in the previous two years.

Non-interest expense was $15.3 million in the first quarter. Non-interest expenses have been relatively flat for the past 10 quarters. We’ve been holding expense for some time and will continue to make that a high priority.

Lastly, at our Board Meeting this morning, the Board Directors declared a quarterly dividend of 21 cents per share. This is the 82nd consecutive quarter First Indiana has paid a cash dividend.

Now, Bob has a few remarks.

Bob Warrington:	Thank you (Bill).

The first-quarter results reflect the steady progression of the business. Revenue expanded modestly despite the normal seasonal challenges of the first quarter.

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

In addition to the financial results (Bill) discussed, I would like to point out a few other advances made since we last spoke.

We made two new important additions to our team. One is a new Manager of Commercial Real Estate Lending, who has 20+ years of banking experience in the Indianapolis market. The second is a Director of Marketing who also has extensive experience in bank marketing in larger organizations.

We have construction progressing on three new locations that will be opened later this year. Two of the sites are relocations where we are able to consolidate two locations into one. The third is a new neighborhood within Indianapolis that we are looking forward to serving.

Now we’d also like to address the impacts of First Indiana that we are experiencing due to the state of the Mortgage industry.

In the second half of 2006 we discussed that our volume of originations and the number of buyers of our non-conforming mortgage products originated for sale had fallen off.

The decline in origination volumes stabilized in the first quarter producing income on the sale of loans at the same level as the fourth quarter.

The market for such loans continues to change rapidly and we are responding by managing our pipelines very closely as reflected in the decline in our loans held for sale mentioned by (Bill).

To date, we have not experienced the material increase in loans that we have had to portfolio due to the inability to sell in the market.

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

Finally, the performance of our sub-prime loan portfolio has not deteriorated and has been paying down. The reason for the combined performance of this book may rest in the average age of the portfolio, which is five years with two-thirds of the loans exceeding two years in age.

I would like to provide a little additional credit-metric information to be sure everyone has a clear state of the credit quality and how strong it is currently at First Indiana.

I’m going to read some first-quarter delinquency numbers and these include 30-day, 60-day, 90-day-plus, and non-accrual.

Our construction portfolio total delinquency - 1.37%; C&I - 0.38%; land acquisition and development - 1.30%.

Our total home equity - this includes both first and second liens - 1.12%; and then total bank delinquency among all our portfolios finished the quarter at 0.93%.

So I hope that provides some additional color for you this quarter.

That concludes our prepared remarks. Now with (Tamara)’s assistance, we’d be glad to take any questions.

Operator:	At this time I’d like to remind everyone in order to ask a question, please press star one on your telephone keypad.

We will pause for just a moment to compile the Q&A roster.

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

Your first question comes from (Brian Hagler) with Kennedy Capital.

(Brian Hagler):	Good afternoon guys.

(Bill Brunner):	Afternoon.

(Bob Warrington):	Hello.

(Brian Hagler):	I have a few questions. One - can you just talk about the sequential increase in salaries and benefits? It was roughly 6 - 7%. Was that merit increases or what kind of drove that increase?

(Bill Brunner):	(Brian), this is (Bill).

I presume you’re talking fourth quarter to first quarter?

(Brian Hagler):	Correct.

(Bill Brunner):	Okay. I think you see two things will cause that.

One - during the fourth quarter, we did announce that we had released some accruals for bonuses that weren’t going to be paid at the same level; and secondly, in the first quarter you tend to have a little higher benefits expense because of taxes in the first quarter.

(Brian Hagler):	Okay. That’s fair enough; I appreciate that.

Can you talk about if you guys have seen or starting to see any of the second-quarter seasonal strength that you normally do in your loan growth, or maybe talk about what the pipeline looks like?

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

Bob Warrington:	This is Bob.

I would say that things are shaping up to be a typical year at First Indiana. It would appear that the second and third quarters have some momentum due to the strength within our loan pipelines.

(Brian Hagler):	Okay, great.

And then you talked about the non-conforming originations stabilized in the first quarter. Can we make that same assumption on the gain on sales spreads? Have you seen any changes there recently?

(Bill Brunner):	No. In fourth quarter to first quarter, the percentage was quite closer to it - very close to the previous.

(Brian Hagler):	Okay. And then lastly, sounded like your core net interest margin this quarter was - I think you said - 363 after you take out some interest recovery. Just - what’s the outlook for that and then coming quarters?

(Bill Brunner):	Well we - as I think you know (Brian), we don’t give specific guidance on key numbers like that, but we have been saying for a while that we believe asset sensitivity is reasonably balanced at this point in the cycle and absent of some substantial moves in interest rates, we don’t see a lot of things moving in one way or the other.

(Brian Hagler):	Okay. Okay, great -appreciate it.

(Bob Warrington):	Thanks (Brian).

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

Operator:	Your next question comes from (Kenneth James) with FTN Midwest Securities.

(Kenneth James):	Hi, good afternoon.

(Bob Warrington):	Afternoon (Kenneth).

(Kenneth James):	I was wondering if you could give any indication about how significant you think the run off in the consumer portfolio could get. And I know that you said its shaping up to be a typical year on the commercial side, but maybe how big of an impediment declining in the consumer portfolio could be to the overall loan growth?

(Bill Brunner):	Okay.

(Kenneth), in round figures, the fall off - about half of that fall off was the pipeline getting smaller - the held-for-sale pipeline. Now that decline in the – we’re running it very close. It’s not a very big pipeline anymore. So an absent of actually getting to a flow base, I can’t imagine it getting much smaller.

As far as originations, we’ve spoken before that we’ve been on a multi-year trend of trying to exit the portfolio loans that were wholesale originated at their birth and replacing with consumer loans.

We’ve had very good track; and this year, we’re actually going to try to make the portfolio any new volume being virtually all organic locally-grown product.

First quarter was a little lighter than we had hoped in that product and we hope to pick it up some. So given those two facts, I think the first quarter,

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

particularly due to the held-for-sale pipeline, was probably a little stronger than what I would hope to see in the future.

(Kenneth James):	Okay, thank you.

Operator:	Again to ask a question, please press star then the number 1 on your telephone keypad.

Your next question comes from (Brad Milsap) with Sandler O’Neill.

(Brad Milsap):	Hey, good afternoon.

(Bob Warrington):	Afternoon (Brad).

(Brad Milsap):	(Bill), it looks like the interest recovery in the quarter helps you out maybe by about $500,000 pretax. Is there anything in your mind that you would back out sort of on the expense side that provides some offset? Is there anything that you see kind of in coming quarters that may have been a little bit higher in the first quarter that we could back out?

(Bill Brunner):	On the expense side?

(Brad Milsap):	Yes, sir.

(Bill Brunner):	You know there’s positive and negative things going around quite a bit. The one thing I have talked about was check losses and electronic losses were higher than they normally are in the first quarter. There was some of that.

But as a rule, generally just your heavier expense load in the first quarter - your normal items.

FIRST INDIANA BANK
Moderator: Bob Warrington
04-18-07/1:00 pm CT
Confirmation #4150442

(Brad Milsap):	And everything from the core processor conversion, is that pretty much in the run rate?

(Bill Brunner):	That’s all done.

(Brad Milsap):	Okay. All right.

And are you still sticking with kind of the 7% tangible capital bogey in terms of share buybacks?

Bob Warrington:	We’re still following our guideline of approximately 7%, give or take 25-basis points either direction.

(Brad Milsap):	Okay, great. Thanks.

Bob Warrington:	Thank you (Brad).

Operator:	Again to ask a question, please press star then the number 1 on your telephone keypad.

At this time there are no further questions. Are there any closing remarks?

Bob Warrington:	No. I’d just like to thank everybody for working us in your busy schedules today. Thank you very much and have a profitable day.

Operator:	This concludes today’s conference call. You may now disconnect.

END